Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
(813) 273-3000

Syniverse Announces Strong First Quarter 2005 Results

Tampa, Fla. – April 28, 2005 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of mission-critical technology services, today reported strong results for first quarter 2005:

•	Total revenues were $79.4 million for the first quarter 2005, a 3.6% increase compared to first quarter 2004.

•	Net revenue, which excludes off-network database queries, or pass-thru revenue, was $76.6 million for the first quarter 2005, an increase of 10.6% compared to the same period in 2004.

•	Net loss attributable to common stockholders in the first quarter 2005 was ($21.1) million, compared to a net loss attributable to common stockholders of ($6.4) million for the same period in 2004. GAAP net loss per share for the quarter was ($0.43). Assuming all post-IPO shares were outstanding for the full quarter and no preferred dividends were accrued, net loss per share would have been ($0.25).

•	Adjusted net income, normalized for corporate taxes and other one-time events, was $10.8 million for the first quarter 2005, a 103.2% increase compared to the same period in 2004. On a per share basis, assuming all post-IPO shares were outstanding for the full quarter, adjusted net income per share was $0.16, compared to $0.08 during the same period in 2004.

•	Cash net income was $13.1 million in the first quarter 2005, a 76.7% increase compared to the same period in 2004. Cash net income reflects the positive cash impact resulting from the significant difference in amortization of goodwill for financial reporting and tax purposes and is determined by adding the cash savings arising from the tax deductible goodwill amortization to adjusted net income. On a per share basis, assuming all post-IPO shares were outstanding for the full quarter, cash net income per share was $0.19, compared to $0.11 during the same period in 2004.

•	Adjusted EBITDA was $33.1 million for the first quarter, a 20.8% increase compared to the same period in 2004.

Additional information reconciling Syniverse’s adjusted EBITDA to net income (loss) and a reconciliation of adjusted net income and cash net income is set forth below.

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Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North

America +1 813.209.5944

www.syniverse.com

Syniverse First Quarter Earnings / Page2

“Syniverse’s first quarter results represent strong year-over-year comparisons and are in line with expectations. The growth trends in the wireless industry are beneficial to our business, leading to strong organic growth, which we expect will drive continued increases in our profitability,” said Chairman and Chief Executive Officer Ed Evans. “Volume growth remains strong in our core businesses and we are excited about our international growth opportunities as well as the emerging market opportunities in wireless data.”

First Quarter 2005 Service Line Revenue

Technology Interoperability Services

Technology Interoperability revenue was $23.2 million in the first quarter 2005, a 51.8% increase compared to the first quarter 2004. This increase was driven by strong organic growth combined with incremental revenue from the acquisition of IOS North America. Normalized for IOS North America revenues, this category increased 25.4% over the same period last year.

Network Services

Network Services revenue was $32.2 million in the first quarter 2005, an 8.1% increase compared to the first quarter 2004. This increase was driven by strong volume growth in GSM transport and calling name database services, offset by previously announced re-pricings of certain customer contracts consistent with our volume-based pricing strategy.

Number Portability Services

Number Portability revenue was $11.7 million in the first quarter 2005, a 4.8% increase compared to the first quarter 2004.

Call Processing Services

Call Processing Services revenue was $6.4 million in the first quarter 2005, a 31.2% decrease compared to the first quarter 2004. The decrease reflects the continuing migration by carriers moving off of our call processor to implement direct SS7 connections.

Enterprise Solutions

Enterprise Solutions revenue was $3.1 million in the first quarter 2005, a 17.2% decrease compared to the first quarter 2004.

Off-Network Database Queries (Pass-Thru)

Pass-thru revenue for the first quarter 2005 was $2.8 million, compared to $7.4 million for the same period in 2004.

Prior to the third quarter 2004, pass-thru revenue was reported within the network services category, but all periods presented herein have been reclassified for consistency. Pass-thru revenue is generated from charges incurred to access other providers’ databases on behalf of Syniverse customers. These charges are passed onto customers with little or no margin.

“The first quarter provides a strong transition for us as new public company,” said Chief Financial Officer Ray Lawless. “Our first quarter results demonstrate the power of our highly scalable business model. Due to our relatively fixed cost structure, we were able to lever a 10% increase in net revenues into a 20% increase in adjusted EBITDA and into a more than 100% increase in adjusted net income.”

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Syniverse First Quarter Earnings / Page 3

First Quarter 2005 Business Highlights

Significant accomplishments for Syniverse in 2005 include:

•	The completion of its capital restructuring, including:

•	completed initial public offering (IPO) of 17.6 million common shares

•	replaced credit facility, reducing interest and increasing flexibility

•	tendered $85.8 million of 12¾% debt resulting in approximately $11 million in annual interest savings

•	redeemed $176.5 million of preferred stock and related dividends

•	converted remaining preferred stock and related dividends into 10.2 million common shares, eliminating all preferred shares and hence the dividend obligation

•	Key international customer contract wins and implementations, including:

•	Tata Teleservices, one of India’s largest and fastest growing mobile phone service providers, for international wireless roaming services

•	Implemented services for SFR, Comfone and Saudi Telecom

•	New services launched including:

•	Mobile virtual network operator enablement services (MVNE)

•	Multi-media messaging interoperability gateway services

•	Mobile content delivery infrastructure

•	Call detail record conversion services for clearing and settlement

•	Signed a lease agreement to move the company’s corporate headquarters to a building that better meets its existing needs and provides it with the facilities necessary to meet its planned growth.

Outlook

The company provides the following estimates for 2005:

	Second Quarter	Full Year
Net Revenues	$78 - $80 million	$315 - $325 million
Adjusted EBITDA	$33 - $35 million	$140 - $150 million
Adjusted Net Income	$11 - $13 million	$50 - $60 million
Cash Net Income	$13 - $15 million	$59 - $69 million

Non-GAAP Measures

Syniverse’s Adjusted Net Income is determined by adding the following to net income (loss): provision for income taxes, restructuring costs, impairment losses on intangible assets, amortization of intangibles recorded in purchase accounting, loss on extinguishment of debt, facilities move expenses, and transition expenses of integrating the EDS Interoperator Services North America business to arrive at Adjusted Income (loss) before provision for income taxes. This adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed long-term tax rate of 39%, which excludes the effect of our NOLs.

Syniverse’s Cash Net Income is determined by adding the cash benefit of our tax-deductible goodwill to Adjusted Net Income. This benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet created primarily from our acquisitions from Verizon and of IOS North America. While not amortized for GAAP purposes, goodwill is deducted in calculating cash tax liabilities, and is amortized over a 15-year period.

We present Adjusted Net Income and Cash Net Income because we believe that Adjusted Net Income and Cash Net Income provide useful information regarding our operating results, in addition to our GAAP measures. We believe that Adjusted Net Income provides our investors with valuable insight into our profitability exclusive of unusual adjustments, and Cash Net Income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. Neither of these measures should be reviewed without consideration of our net income and other GAAP measures.

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Syniverse First Quarter Earnings / Page 4

Syniverse’s Adjusted EBITDA is determined by adding the following to net income (loss): net interest expense, income taxes, depreciation, amortization, impairment losses on intangible assets, restructuring charges, loss on extinguishment of debt, facilities move expenses and the transition expenses of integrating the EDS Interoperator Services North America business. A reconciliation of Adjusted EBITDA to net income (loss) is presented in the financial tables contained herein.

We present Adjusted EBITDA because we believe that Adjusted EBITDA provides useful information regarding our continuing operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we also utilize Adjusted EBITDA as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that Adjusted EBITDA, Adjusted Net Income and Cash Net Income are useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing operating performance or cash flows. Adjusted EBITDA, Adjusted Net Income and Cash Net Income have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business, and Adjusted Net Income and Cash Net Income should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income and Cash Net Income supplementally.

Reliance on Adjusted Financial Information for NYSE Listing Requirements

The listing requirements of the New York Stock Exchange require that Syniverse Holdings, Inc. disclose that additional information upon which the New York Stock Exchange relied to list the company is included in Syniverse Holdings, Inc.’s Original Listing Application. Such information, relating to adjusted financial information for Syniverse Holdings, Inc. for the year ended December 31, 2003 is available to the public upon request.

First Quarter 2005 Earnings Call

Syniverse Technologies will host a conference call on April 28, 2005 at 4:30 p.m. (ET) to discuss these results. To participate on this call, please dial 1 (800) 310-6649 (for U.S. callers) or +1 (719) 457-2693 (international direct dial). The pass code for this call is 8580468.

This event will be Webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents, and a web replay will be available shortly after the call.

A phone replay of this call will be available beginning Thursday, April 28, 2005 at 7:30 p.m. (ET) through Thursday, May 5, 2005, 12:00 a.m. (ET). To access the replay, please dial 1 (888) 203-1112 (for U.S. callers), or +1 (719) 457-0820 (international direct dial). The replay pass code is 8580468

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Syniverse First Quarter Earnings / Page 5

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 300 telecommunications carriers in approximately 40 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., with offices in major cities throughout North America and in The Netherlands, Syniverse has a global sales force in London, Luxembourg, Rome, Beijing, Hong Kong, Rio de Janeiro and Belo Horizonte. For more information, visit www.syniverse.com

Cautions about Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Syniverse Holdings, Inc

Condensed Consolidated Statements of Operations (unaudited)

(In thousands except per share information)

	Three Months Ended Mar 31, 2004	Three Months Ended Mar 31, 2005
Technology Interoperability Services	$15,279	$23,199
Network Services	29,811	32,232
Number Portability Services	11,132	11,669
Call Processing Services	9,312	6,403
Enterprise Solution	3,724	3,082

Revenues excluding Off Network Database Queries	69,258	76,585
Off Network Database Queries	7,412	2,834

Total Revenues	76,670	79,419
Cost of operations	35,155	32,426

Gross Margin	41,515	46,993
Gross Margin %	54.1%	59.2%
Gross Margin % before Off Network Database Queries	59.9%	61.4%
Sales and marketing	5,275	5,662
General and administrative	8,869	10,154
Depreciation and amortization	10,290	11,885
Restructuring	—	—
Impairment losses on intangible assets	—	—

Operating income	17,081	19,292
Other expense, net
Interest expense, net	(13,760)	(10,165)
Loss on extinguishment of debt	—	(23,788)
Other, net	(6)	—

	(13,766)	(33,953)

Income (loss) before provision for income taxes	3,315	(14,661)
Provision for income taxes	2,104	2,291

Net income (loss)	1,211	(16,952)
Preferred dividends	(7,601)	(4,195)

Net (loss) attributable to common stockholder	$(6,390)	$(21,147)

Net income (loss) per share	$(0.16)	$(0.43)
Weighted average shares outstanding	39,838	48,783
Net income (loss) per share after IPO(1)	$0.02	$(0.25)
Shares outstanding after IPO(2)	67,667	67,667

Notes:

1)	Assumes no preferred dividends since the outstanding preferred stock was either redeemed or converted to common shares after our IPO.

2)	Assumes shares outstanding after our IPO were outstanding for the full period above.

As of Mar 31, 2005
Cash	$21,010
Senior subordinated notes, net of discount	157,308
Term note B, net of discount	239,400

Total Debt	396,708
Common Stock	457,340
Accumulated deficit and other comprehensive income	(160,984)

Total owners equity	$296,356

Notes:

1)	Adjusted for the sale of 17.6 million shares sold in our IPO, our new credit facility, redemption and conversion of our Class A cumulative redeemable preferred stock, repayment of our prior credit facility, tender of $85 million of our senior subordinated notes and associated fees.

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Three Months Ended Mar 31, 2004	Three Months Ended Mar 31, 2005
Reconciliation to adjusted EBITDA
Net income (loss)	$1,211	$(16,952)
Interest expense, net	13,760	10,165
Loss on extinguishment of debt	—	23,788
Provision for income taxes	2,104	2,291
Depreciation and amortization	10,290	11,885
IOS North America transition expenses	—	1,672
Headquarters move expense	—	221

Adjusted EBITDA	$27,365	$33,070

	Three Months Ended Mar 31, 2004	Three Months Ended Mar 31, 2005
Reconciliation to adjusted net income and cash net income
Net income (loss)	$1,211	$(16,952)
Add provision for income taxes	2,104	2,291

Income (loss) before provision for income taxes	3,315	(14,661)
Adjustments income (loss) before provision for income taxes
Purchase accounting amortizations	5,379	6,432
IOS North America transition expenses	—	1,672
Headquarters move expense	—	434
Loss on extinguishment of debt	—	23,788

Adjusted income (loss) before provision for income taxes	8,694	17,665
Less assumed provision for income taxes at 39%	(3,391)	(6,889)

Adjusted Net Income	5,303	10,776
Add cash savings of tax deductible goodwill(1)	2,097	2,300

Cash net income	$7,400	$13,076

Adjusted net income per share after IPO	$0.08	$0.16
Cash net income per share after IPO	$0.11	$0.19
Shares outstanding after IPO(2)	67,667	67,667

1)	Represents the cash benefit of the tax deductibility of goodwill amortization at the assumed tax rate of 39%.

2)	Assumes shares outstanding after our IPO were outstanding for the full three month period above.